AGREEMENT AND PLAN OF MERGER



         This Agreement and Plan of Merger (the "Agreement") is entered into as of April __, 2003 by and among Reconditioned Systems, Inc., an Arizona corporation ("RSI"), Beck Office Systems, Inc., a New Mexico corporation ("BOS"), Daniel R. Beck and Marjorie L. Beck, each individually (respectively "Mr. Beck" and "Mrs. Beck", and together, the "Becks"), and the Daniel R. Beck and Marjorie L. Beck Revocable Living Trust UTA 09-04-01 (the "Trust" and when referred to together with BOS and the Becks, the "BOS Parties"), and is joined, upon and as of the date of incorporation according to the terms hereof and without necessity of any further modification or amendment hereto, by RSI Acquisition Sub, Inc., a New Mexico corporation to be formed by RSI as a wholly-owned subsidiary of RSI ("Merger Sub").

                                 R E C I T A L S

A. The respective boards of RSI and BOS have approved, and Merger Sub will be incorporated with the sole and exclusive business purpose of effectuating, the merger of Merger Sub with and into BOS (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger is in the best interests of their respective shareholders.

B. Pursuant to the Merger, among other things, the outstanding shares of BOS common stock ("BOS Stock") will be converted into shares of RSI common stock (the "RSI Stock") and cash.

C. For Federal income tax purposes, the parties intend that the Merger qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and adopt this Agreement as a plan of reorganization within the meaning of
         Section 368(a) of the Code and the regulations promulgated thereunder.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I.     THE MERGER

1.1. Merger. At Closing, and subject to the terms and conditions of this Agreement and the applicable provisions of the New Mexico Business Corporation Act (the "NMBCA") (i) BOS shall merge with and into Merger Sub, (ii) the separate corporate existence of BOS shall cease, and (iii) Merger Sub shall be the surviving corporation. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

1.2. Closing; Effective Time. The Closing of the Merger (the "Closing") will take place at 1:00 p.m., local time, on or before April 28, 2003, or at such other time as the parties may mutually agree (the "Closing Date"), at the offices of BOS, 5300 Eagle Rock Avenue, NE, Albuquerque, NM 87113, or at such other place as the parties may mutually agree. At the Closing, the parties shall cause the Merger to be consummated by executing Articles of Merger, in substantially the form attached hereto as Exhibit 1.2, and causing such Articles of Merger to be delivered to the Public Regulation Commission of the State of New Mexico (the "PRC") in accordance with the NMBCA. The consummation of the Merger shall be deemed to take effect on May 1, 2003 or on such later date that the Articles of Merger are filed, if not filed on or before May 1, 2003, such time being the "Effective Time".

1.3. Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NMBCA. Without limiting the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of BOS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of BOS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.     Articles of Incorporation; Bylaws.

(a) From and after the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to "Beck Office Systems, Inc. " and until further changed or amended by law.

(b) From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to Beck Office Systems, Inc. and until further changed or amended by law.

1.5. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed and qualified, provided that Mr. Beck shall become the President and Chief Executive Officer of the Surviving Corporation from the Effective Time and otherwise pursuant to the Employment Agreement, a form of which appears as Exhibit 7.3 to this Agreement.



ARTICLE II.    CONVERSION OF SHARES

2.1. Conversion of Stock; Merger Consideration. At the Effective Time and by virtue of the Merger, the ten (10) shares of Merger Sub common stock then held by RSI and which shall constitute all of the issued and outstanding stock of Merger Sub shall automatically convert into ten (10) shares of common stock of the Surviving Corporation and shall represent all of the issued and outstanding stock of the Surviving Corporation, and each share of BOS Stock, shall automatically convert into the right to receive a proportionate share of the Merger Consideration (as defined below) relative to the total number of issued and outstanding shares of BOS Stock.

(a) The "Merger Consideration" means the consideration to be paid by RSI pursuant to the Merger and consists of TWO HUNDRED THOUSAND DOLLARS ($200,000) in cash, (the "Cash Consideration"), plus ONE HUNDRED AND ELEVEN THOUSAND (111,000) shares termed the "Base Stock Consideration" and FOURTEEN THOUSAND (14,000) shares termed the "Contingent Stock Consideration" and together with the Base Stock Consideration, the "Stock Consideration."

2.2.     Exchange of Stock Certificates.

(a) From and after the Effective Time, there shall be no transfers of stock on the stock transfer books of BOS.

(b) At Closing, the BOS stockholder(s), meaning the registered owners of BOS Stock, shall surrender to RSI certificate(s) representing all of the issued and outstanding shares of BOS Stock (the "BOS Certificates") , and RSI shall deliver and pay to the BOS stockholders, the Merger Consideration due with respect to the number of shares of BOS Stock represented by the certificates surrendered by the respective BOS stockholder(s) in the form of:

        (i) A check in the amount of the proportion of the Cash Consideration due, drawn on the account of RSI and made payable to the BOS Stockholder;

        (ii) An RSI stock certificate representing the proportion of the Base Stock Consideration due; and

        (iii) A second RSI stock certificate representing the proportion of the Contingent Stock Consideration due.

(c) No Merger Consideration will be paid to any person who is not the registered owner of a surrendered BOS Certificate, unless (i) the BOS Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer and (ii) such person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(d) In the event that any BOS Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered stockholder claiming such certificate to be lost, stolen or destroyed, RSI will issue or cause to be issued certificates representing shares of RSI Stock in exchange for such lost, stolen or destroyed certificate in accordance with this Article II. When authorizing such issuance in exchange therefore, RSI may, in its discretion and as a condition precedent to the issuance thereof, require such stockholder to give RSI a bond in such amount as it may reasonably direct as indemnity against any claims that may be made against RSI with respect to the certificate alleged to have been lost, stolen or destroyed.

2.3.     Adjustments to Stock Consideration.

(a) The Stock Consideration shall be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to RSI Stock occurring or having a record date or an effective date on or after the date of this Agreement and prior to the Effective Time.

(b) If, following RSI's post-Closing audit of BOS's balance sheet, BOS's Total Stockholder's Equity, determined as of the date of Closing and on a GAAP basis using the same accounting principles as RESY, does not equal or exceed $500,000, the shares comprising the Contingent Stock Consideration shall be deemed retired pursuant to the terms hereof and of their issuance and all certificates representing such shares shall be cancelled on the books of RSI and surrendered to RSI by the holder thereof, causing the Stock Consideration to be deemed to have included only the shares comprising the Base Stock Consideration.

2.4. Restricted Stock. The issuance of the shares of RSI Stock made in connection with the Merger will not be registered under the Securities Act of 1933 (the "Securities Act") and RSI shall have no obligation to register the resale of all or any of such shares under the Securities Act. The certificates representing the RSI Stock shall bear the following restrictive legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SAID SHARES CANNOT BE SOLD, TRANSFERRED, DISPOSED OF, PLEDGED, OR HYPOTHECATED IN ANY MANNER WHATSOEVER UNLESS REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR IF IN THE OPINION OF COMPANY COUNSEL AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS IS IN FACT APPLICABLE TO SAID SHARES.

2.5. Tax Consequences. For United States Federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.


ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF BOS

     The BOS Parties jointly and severally represent and warrant to RSI and Merger Sub that the statements contained in this Article III are true and correct, except as may be set forth in a disclosure schedule provided by the BOS Parties herewith (the "BOS Disclosure Schedule" and together with the RSI DIsclosure Schedule, as defined in Article IV, the "Disclosure Schedule"). Any statements made by the BOS Parties in the Disclosure Schedule expressly phrased as a representation or warranty shall be treated as such for purposes of this Agreement. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. For purposes of this Article III, the phrase "to BOS's knowledge" or any phrase of similar import shall mean and be limited to the actual knowledge one or more of the BOS Parties does have or should have after having made a reasonable investigation of relevant facts and circumstances.. The Disclosure Schedules may be amended or updated by BOS at least three (3) business days prior to Closing.

3.1. Organization and Authority. BOS: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico;
(ii) has all necessary corporate power to own and lease its properties and to carry on its business as now being conducted; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a BOS Material Adverse Effect on its business or financial condition. BOS is not in violation of any provision of its Articles of Incorporation or bylaws. For the purposes of this Agreement, BOS Material Adverse Effect means any change, event or effect that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of BOS taken as a whole. Copies of the BOS Articles of Incorporation and bylaws are attached hereto as
Exhibit 3.1.

3.2. Capitalization. The authorized capital stock of BOS consists of 100,000 shares of common stock, no par value, of which 10,000 shares are issued and outstanding; and there are no treasury shares. All outstanding shares have been duly authorized and validly issued, are fully-paid and non-assessable, and have been offered, issued, sold and delivered in compliance with applicable Federal and state securities laws. There are no outstanding warrants, options, rights (preemptive, first refusal or otherwise), agreements, convertible securities, or other commitments pursuant to which BOS is or may be obligated to issue any securities.

3.3. Subsidiaries and Branches. BOS does not presently own or control any capital stock of any other corporation or have an interest in any partnership, business trust, association, joint venture or other business entity.

3.4. Stockholders. Schedule 3.4 identifies the record and beneficial owners of the BOS common stock (the "BOS Stockholders"). The BOS Stockholders own all of the shares of BOS common stock indicated opposite their respective names, free and clear of any lien, pledge, conditional sale, security interest, mortgage, charge, claim, equity, option, right of first refusal, covenant, restriction, title defect, or encumbrance of any kind (each, a "Lien").

3.5. Permits. BOS possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") necessary to conduct its business and operations, except where the failure to have any Permit has not had and would not have a Material Adverse Effect on BOS. All material Permits are valid and in full force and effect, BOS is in compliance in all material respects with their requirements, and no proceeding is pending, or to BOS's knowledge, threatened to revoke or amend any of the Permits. None of the material Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby. BOS has not violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, Federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect on BOS.

3.6. Board Recommendation. The board of directors of BOS has unanimously: (i) approved and adopted this Agreement, (ii) determined that the Merger is fair to and in the best interests of the BOS Stockholders, (iii) resolved to recommend approval and adoption of this Agreement and approval of the Merger to the BOS Stockholders, and (iv) resolved that BOS take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from the provisions of all applicable state antitakeover statutes and regulations.

3.7. No Violations, Etc No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of BOS for the consummation by BOS of the Merger and the other transactions contemplated hereby, or for the exercise by RSI and the Surviving Corporation of full rights to own and operate the business of BOS as presently being conducted, except for
(i) the filing of the Articles of Merger as required by the NMBCA and (ii) compliance with the applicable requirements of the Securities Act, state securities or "blue sky" laws and state takeover laws. Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby and thereby nor compliance by BOS with all of the provisions hereof and thereof, nor the exercise by RSI and the Surviving Corporation of full rights to own and operate the business of BOS as presently being conducted will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, bylaws or other charter document of BOS, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to BOS, or by which any of its properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which BOS is a party or by which any of them or any of their properties or assets may be bound, except where such event would not, individually or in the aggregate, have a Material Adverse Effect. The Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of BOS's Contracts (defined below), the failure to obtain which would have a Material

Adverse Effect on BOS. "Contract" shall mean any agreement, contract, note, bond, mortgage, deed of trust, license, arrangement, commitment, franchise, indemnity, indenture, instrument, lease, purchase order, sales order, or understanding, whether or not in writing, to which BOS or any of its affiliates is a party.

3.8. Compliance with Laws. BOS is in compliance with all applicable Federal, state, local, municipal, foreign or other law, statute, constitution, principles of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body ("Legal Requirements"), except where the failure to comply with such Legal Requirements has not had, and would not, upon effectiveness of this Agreement or otherwise, reasonably be expected to have, a Material Adverse Effect on BOS. BOS has not received any notice or other communication from any governmental body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

3.9. Financial Statements. BOS has delivered to RSI true and complete copies of BOS's balance sheets and statements of income as of and for the five years ended September 30, 1998 through 2002 and has delivered to RSI true and complete copies of its Quick Balance Sheet and Income Statement as of and for the period running from October 1, 2002 and ending February 28, 2003 (the "BOS Unaudited Statements") all of which are attached as Exhibit 3.9 hereto.

(a) The BOS Unaudited Statements and the notes thereto are in accordance with the books and records of BOS, fairly and accurately present BOS's financial position as of those dates and the results of operations and changes in its financial position for such periods then ended and have been prepared on an income tax basis applied on a consistent basis. The BOS Unaudited Statement when and as delivered to RSI will be in accordance with the books and records of BOS, fairly and accurately present BOS's financial position as of those dates and the results of operations and changes in its financial position for such periods then ended and have been prepared on an income tax basis applied on a consistent basis, subject to normal year-end adjustments (not in the aggregate material).

(b) There are no debts, liabilities or claims contingent or otherwise, against BOS that are not currently reflected in the BOS Unaudited Statements which are or would be of a nature required to be shown in a balance sheet prepared in accordance with GAAP, except for liabilities which have arisen since February 28, 2003 in the conduct of the business of BOS and which are set forth on the Disclosure Schedule. BOS's revenue recognition policies have been consistently applied. BOS maintains a standard system of accounting. The reserves included for the purposes reserved in the September 30, 2002 balance sheet delivered as part of the BOS Unaudited Statements (the "BOS Balance Sheet") are adequate.

3.10. Absence of Certain Changes or Event. Since February 28, 2003, (i) BOS has not entered into any transaction other than in the ordinary course of business;
(ii) there have been no losses or damage to any of the assets due to fire or other casualty, whether or not insured, amounting to more than $2,500 in the aggregate; (iii) there has been no increase or decrease in the rates of direct compensation payable or to become payable by BOS to any employee, agent or consultant, or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to be made by BOS; (iv) BOS has not executed, created, amended or terminated any material Contract; (v) BOS has not declared or paid any dividend or made any distribution on its capital stock, nor redeemed, purchased or otherwise acquired any of its capital stock; (vi) BOS has not received written notice that there has been a cancellation of an order for its products or a loss of a customer of BOS; (vii) there has been no resignation or termination of employment of any officer or employee of BOS identified on
Schedule 3.10 (each, a "Key Employee") and BOS does not have knowledge of the impending resignation or termination of employment of any officer or Key Employee of BOS; (viii) BOS has no contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise, other than product related guaranties, indemnities and warranties entered into in the ordinary course of business; (ix) there have been no loans made by BOS to its employees, officers or directors, other than travel advances and other advances made in the ordinary course of business which do not exceed $1,000 to any one person or $5,000 in the aggregate; (x) there has been no waiver or compromise by BOS of a material right or of a material debt owed to it; (xi) BOS has not made or agreed to make any disbursements or payments of any kind to any member or members of its Board of Directors in their capacities as members of the Board of Directors; (xii) there have been no capital expenditures by BOS exceeding $1,000 in the aggregate;

(xiii) there has been no change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by BOS; (xiv) there has been no change in accounting methods resulting in a revaluation by BOS of any of its assets; (xv) there has been no sale or transfer of any of BOS's assets, except in the ordinary course of business;
(xvi) there has been no loan by BOS to any third party; (xvii) there has been no commencement or notice of threat of commencement of any governmental proceeding against or investigation of BOS or its affairs; (xviii) there has been no revocation of any material license or right to do business granted to BOS; (xix) BOS has not paid any obligation or liability (fixed, contingent or otherwise) or discharged or satisfied any Lien, or settled any liability, claim, dispute, proceeding, suit or appeal pending or threatened against it, except in the ordinary course of business; (xx) there have been no other changes in the financial condition, assets, liabilities, business, prospects or the results of operations of BOS, except for changes occurring in the ordinary course of business or those that would not result in a Material Adverse Effect on BOS;
(xxi) there has been no agreement or commitment by BOS to do or perform any of the acts described in this Section 3.10; (xxii) BOS has not authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of BOS or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of BOS, except for the BOS Preferred Stock, the BOS Directors Options and the BOS Options; and (xxiii); BOS has not amended its Articles of Incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction. For purposes of this Section 3.10, a financial change or event described therein as being "material" shall be deemed material only if the amount of all such changes and/or events is at least $10,000.

3.11. Accounts Receivable. All accounts receivable and notes receivable owing to BOS constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, are current and fully collectible net of any reserves shown on the BOS Balance Sheet. BOS shall deliver to RSI a complete and accurate aging list of all receivables of BOS as of the date of the BOS Balance Sheet, which list shall be updated and delivered to RSI as of the Closing Date. Each account receivable represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and BOS has performed all of its obligations to produce the goods or perform the services to which such accounts receivable relate, other than amounts recorded as deferred revenue. No account receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

3.12. Bank Accounts. Schedule 3.12 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which BOS has an account or safe deposit box and each credit card issued in BOS's name and the names and identification of all persons authorized to draw thereon, have access thereto or have use thereof.

3.13. Personal Property. Schedule 3.13 lists all BOS's equipment, furniture, and other tangible personal property, which, as to each type of equipment, furniture or other tangible personal property, has a purchase price of at least $1,000. BOS has valid title to all property listed thereon clear of all Liens, except for the property which is leased as noted on Schedule 3.13. All such property is in good state of maintenance and repair, except for ordinary wear and tear, and is suitable and adequate for the use to which it is currently devoted. All of the leases to personal property utilized in the business of BOS are valid and enforceable and BOS is not in default under such leases.

3.14. Real Property. Schedule 3.14 lists all real property owned or leased by BOS (the "Real Property"). All of the leases to the Real Property of BOS are valid and enforceable and BOS is not in default thereunder. BOS has not received written notice that the Real Property, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems) do not conform in any material respect to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding Contracts made by BOS for any improvements made to the Real Property that have not been paid for in full.

3.15. Patents, Trademarks, Trade Names and Copyrights. All patents, copyrights, trademarks, service marks, trade names, methods, processes, inventions, discoveries, trade secrets, know-how, technologies or other proprietary or industrial rights recognized in any jurisdiction in the world, utilized and necessary in conducting the business of BOS as currently conducted (the "BOS Intellectual Property") is either owned by BOS or is licensed to BOS under Contracts that are valid and enforceable as of the date of this Agreement and as of Closing.

(a) To BOS's knowledge or pursuant to any written notice it may have received, the conduct of the business of BOS does not infringe any intellectual property rights of any other Person.

3.16. Product and Service Warranties. Schedule 3.16 lists the standard written forms of product and service warranties and guarantees utilized by BOS as of the date of this Agreement and copies of each have been supplied to RSI. During a period of three years prior to the date of this Agreement, BOS has not made any other written material warranties (which remain in effect) with regard to products and/or services supplied by BOS.

3.17. Litigation. Neither BOS nor any officer, director or stockholder or any employee or agent of BOS with regard to the business of BOS, is a party to any pending or threatened action, suit, proceeding, arbitration or investigation, at law or in equity or otherwise in, for or by any court, other governmental body or arbitration; nor does, to BOS's knowledge, any basis exist for any such action, suit, proceeding or investigation. BOS is not subject to any decree, judgment, order, law, regulation or award of any court, other governmental body or arbitration.

3.18.    Employee Matters.

(a) Schedule 3.18 includes a list of all Employee Plans (defined below) and all Contracts with directors, officers, employees, unions, or consultants, to which BOS is a party or is subject as of the date of this Agreement. BOS is not in material default with respect to any obligation under the Employee Plans and other employment-related Contracts so listed. BOS is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements. BOS will deliver to RSI complete and correct copies of all such written obligations and accurate summaries of all such oral obligations, if any. BOS has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to the business of BOS, nor is BOS currently engaged in any labor negotiations, nor is BOS the subject of any union organization affecting its business. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of BOS who are not currently organized. BOS has no material obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to BOS's knowledge, threatened, between BOS and any of its employees. There is no pending or, to BOS's knowledge, threatened labor dispute, strike or work stoppage affecting the business of BOS. There is no unfunded liability with respect to any such plans, except as shown on the BOS Balance Sheet.

(b) The effectiveness of this Agreement and the effectiveness of the Merger contemplated hereby shall not constitute the termination of any BOS employee, except those, if any, expressly terminated by the terms hereof and shall not give rise to any rights of compensation or benefits beyond those extended to such employees as continuing employees of the Surviving Corporation.

(c) "Employee Plans" shall mean all present and prior (including terminated and transferred) plans, programs, policies, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of BOS or to any other person who provides services to BOS, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations thereof ("ERISA"), and/or qualified under the Code.
         The term Employee Plan includes, but is not limited to: 401(k), pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus, change-in-control, and other incentive and non-qualified deferred compensation plans; disability, medical, dental, workers compensation, health and life insurance or other death benefits, severance plans, leave benefits and fringe benefits.

3.19. Insurance. Schedule 3.19 lists all insurance policies and bonds in force with respect to BOS, its employees and its directors showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the name of the insurer; (iv) the termination date of the policy or bond; and
(v) all claims in excess of U.S. $10,000 made against any such policies since January 1, 2001. Copies of each of the insurance policies and bonds listed on in the Disclosure Schedule shall have been delivered to RSI prior to the Closing.

All such policies are in effect, and true and complete copies of all such policies shall have been made available to RSI. BOS has not received notice of the cancellation or threat of cancellation of any of such policy.

3.20.    Taxes.

(a) For purposes of this Agreement: (i) "Tax" or, collectively, "Taxes," means (A) any United States, foreign, Federal, state, and local taxes, assessments, duties and other similar governmental charges and impositions in the nature of a "tax," and including customs duties, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding (whether as a withholding agent or direct obligee), payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts; and (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; (ii) "Tax Return" means any return, estimate, schedule, information statement, or report relating to Taxes, including any amendments of any previously filed return filed or required to be filed with any governmental agency dealing with the administration or the collection of Taxes (a "Tax Agency").

(b) (i) BOS has filed all income Tax Returns required to be filed by it in a timely manner and has paid all Taxes shown to be due on such returns, and all such Tax Returns are accurate and correct; (ii) no action or proceeding for the assessment or collection of any Taxes is pending against BOS, and no written notice of any claim for Taxes, whether pending or threatened, has been received; (iii) no deficiency, assessment or other claim for Taxes has been asserted or made against BOS; (iv) no issue has been raised by any Tax Agency in connection with an audit or examination; (v) no Federal, state or foreign income
         Tax Returns of BOS have been or are being audited or, to BOS's knowledge, examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period; and (vi) BOS has not been informed by any jurisdiction that the jurisdiction believes that BOS was required to file any Tax Return that was not filed.

(c) All Taxes that BOS has been required to collect or to withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Tax Agency.

(d) BOS is not and has not ever been a party to any Tax allocation or sharing agreement, and has granted no outstanding power of attorney regarding Taxes.

(e) BOS is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Federal income Tax purposes.

(f) BOS has not been a member of an affiliated group filing a consolidated Federal income Tax Return and does not have any liability for the Taxes of another person (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law),
         (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g) BOS (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, and has no knowledge that the Internal Revenue Service ("IRS") has proposed in writing any such adjustment or change in accounting method with respect to BOS; and (ii) does not have any application pending with the IRS or any other Tax Agency requesting permission for any change in accounting method.

(h) Schedule 3.20 of the Disclosure Schedule contains a complete and accurate list of all types of and jurisdictions in which Tax Returns were filed with respect to BOS.

(i) BOS has not taken or agreed to take any action reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(j) The liabilities of BOS that will be assumed by the Surviving Corporation in the Merger and the liabilities to which BOS's assets are subject were incurred by BOS in the ordinary course of its business.

(k) BOS is not an investment company as defined in Section 368(a)(2)(F) of the Code or a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(l) None of the assets of BOS is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

(m) BOS is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of BOS that could give rise to the payment of any amounts that would not be deductible under Section 280G or 162 of the Code.

(n) BOS has not, within the two-year period ending on the Closing Date, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

(o) BOS has made available to RSI true copies of all Tax Returns filed by BOS and all correspondence with Tax Agencies.

3.21.    Material Contracts.

(a) Schedule 3.21 provides a complete and accurate list of all Material Contracts (as defined below) and includes a description of the material terms of all unwritten Material Contracts, if any. BOS represents that it has made available to RSI complete and correct copies of the written Material Contracts listed in the Disclosure Schedule, including all amendments and supplements thereto. Each Material Contract is valid and subsisting; BOS has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by BOS or, to BOS's knowledge, any other party or obligor with respect thereto, has occurred or as a result of this Agreement will occur. Except as set forth in the Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, BOS.

(b) Each of the following shall be deemed to be a "Material Contract" (a) any Contract that, after December 31, 2002, obligates BOS to pay an amount of $10,000 or more and has an unexpired term as of December 31, 2002; (b) any Contract that contains a covenant not to compete or otherwise significantly restricts BOS's business activities; (c) any Contract that provides for the extension of credit by BOS other than consistent with normal credit terms; (d) any Contract that provides for BOS to borrow money; (e) any Contract that grants a security interest or Lien in the property of BOS, other than a purchase money security interest in the ordinary course of business; (f) any Contract that limits the ability of BOS to conduct its business, including as to manner or place; (g) any Contract that provides for a guaranty or indemnity by BOS (other than a standard warranty or guaranty relating to BOS's products); (h) any Contract that grants a power of attorney, agency or similar authority to another person or entity; (i) any Contract that grants to any third party a preemptive right or any right of first refusal with respect to the capital stock or assets of BOS or a right to participate in any other sale of BOS Stock; (j) any Contract with any affiliate, officer or director of BOS; (k) any Contract that requires BOS to buy or sell goods with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the BOS Balance Sheet); or (k) any Contract that is an Employment Plan or employment-related Contract required to be listed in the Disclosure Schedule pursuant to Section 3.17.

3.22. Transactions with Affiliates. Except for (a) transactions relating to purchases of shares of BOS Stock, (b) regular salary payments and fringe benefits under an individual's compensation package with BOS, and (c) contracts or agreements contemplated herein, no officer, director, or spouse, parent, sibling or child of any such person, or any other employee has any agreement, understanding, proposed transaction or is indebted to BOS, nor is BOS indebted (or committed to make loans or extend or guarantee credit) to any of them. No officer, director or spouse, parent, sibling or child of any such person has any direct or indirect ownership interest in any firm or corporation with which BOS is affiliated or with which BOS has a business relationship, or any firm or corporation that competes with BOS, except that any such person may own stock in publicly traded companies that may compete with BOS. No spouse, parent, sibling or child of any officer or director of BOS is directly or indirectly interested in any material contract with BOS.

3.23. Absence of Environmental Liabilities. BOS has not disposed of, released or caused any contamination by any hazardous materials on or about any properties at any time owned, leased or occupied by BOS, wherever located, that in any of such cases would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BOS. BOS has not disposed of any materials at any site that could be expected to require remediation or that is being investigated or remediated for contamination or possible contamination of the environment. BOS has conducted its business in compliance with all applicable environmental and safety requirements. BOS has no knowledge of any notice of any investigation, claim or proceeding against it relating to any environmental and safety requirements or to hazardous materials and, to BOS's knowledge, BOS has not taken any action that would reasonably be expected to involve BOS in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon BOS.

3.24. Customers and Suppliers. BOS has no present information, and is not aware of any facts, indicating that any customer, supplier, sales agent or distributor of BOS intends to cease doing business with BOS or materially alter the amount of business that it is presently doing with BOS.

3.25. Certain Payments. Neither BOS, nor any stockholder, director or officer or any employee or agent of BOS, has made or caused to be made, directly or indirectly, the payment of any consideration whatsoever on behalf of BOS to any public official, candidate for public office or political party in contravention of the applicable law of any jurisdiction, which was made (a) in connection with the business or operations of BOS or (b) pertains to BOS's relations with any customer, supplier, or creditor.

3.26. Negotiations with Other Parties. BOS is not presently conducting negotiations with any other party regarding any acquisition, merger or similar transaction related to BOS.

3.27. Brokers and Finders. Neither BOS nor any employee or agent of BOS, has retained any broker or finder in connection with the transactions contemplated by this Agreement. The BOS Stockholders severally and on a pro rata basis will indemnify and hold RSI and Merger Sub harmless against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by BOS or employee or agent of BOS in connection with the transactions contemplated by this Agreement and all costs and expenses (including the reasonable fees of counsel) of defending such claims.

3.28. Power of Attorney and Suretyships. BOS has no power of attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise has been agreed to by BOS in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

3.29. Authority Relating to this Agreement; No Violation of Other Instruments. BOS has full corporate power and authority to (i) execute and deliver this Agreement and (ii) consummate the transactions contemplated hereby and (iii) to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and each of the other agreements to which BOS is or will be a party that is an Exhibit to this Agreement and the performance hereunder and thereunder by BOS have been duly authorized by all necessary corporate action on the part of BOS, subject to the approval of the BOS Stockholders, and, assuming execution of this Agreement and such other agreements by each of the other parties hereto and thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of BOS, enforceable against it in accordance with their respective terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

3.30. Securities and Compliance; Registration Rights. BOS has complied with all Federal and state securities laws in connection with all offers and sales of securities issued by BOS prior to the date of this Agreement, BOS has not heretofore granted any other purchaser of its securities the right to require BOS to register any securities under the Securities Act or to qualify for any exemption thereunder.

3.31. Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or the Disclosure Schedule or specifically required to be furnished pursuant to this Agreement to RSI by BOS are and, as of the Closing, will be complete and correct in all material respects. No representations or warranties made by BOS in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit, including without limitation the Disclosure Schedule furnished directly to RSI pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF RSI AND MERGER SUB

     RSI and Merger Sub, jointly and severally, represent and warrant to BOS that the statements contained in this Article IV are true and correct, except as may be set forth in a disclosure schedule provided by RSI and Merger Sub herewith (the "RSI Disclosure Schedule" and together with the BOS DIsclosure Schedule, the "Disclosure Schedule"). The RSI Disclosure Schedule, if any, shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV. For purposes of this Article IV, the phrase "to RSI's knowledge" or any phrase of similar import shall mean and be limited to the actual knowledge one or more of the officers of RSI or Merger Sub does have or should have after having made a reasonable investigation of relevant facts and circumstances.. The RSI Disclosure Schedule may be amended or updated by RSI at least three (3) business days prior to the Closing.

4.1. Organization, Etc. Each of RSI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. RSI is duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an RSI Material Adverse Effect. For the purposes of this Agreement, "RSI Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of RSI.

(a) Neither RSI nor Merger Sub is in violation of any provision of its Articles of Incorporation, bylaws or other charter documents.

4.2. Authority Relative to this Agreement. Each of RSI and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of each of RSI and Merger Sub and no other corporate proceedings on the part of either RSI or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by RSI and Merger Sub and, assuming due authorization, execution and delivery by BOS, constitutes a valid and binding agreement of each of RSI and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

4.3. No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either RSI or Merger Sub for the consummation by RSI or Merger Sub of the Merger or the other transactions contemplated hereby except for the filing of the Agreement and Articles of Merger as required by New Mexico Law. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by RSI and Merger Sub with all of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, bylaws or other charter documents of RSI, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to RSI, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which RSI is a party or by which any of them or any of their properties or assets may be bound.

4.4.     Capitalization.

(a) The authorized capital stock of RSI consists of 100,000,000 shares of common stock, no par value, of which there were 1,254,421 shares issued and outstanding and 352,810 held as Treasury shares as of December 31, 2002. The authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value, 10 shares of which are issued and outstanding and are held by RSI. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. The RSI Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, the Articles of Incorporation or bylaws of RSI or any agreement to which RSI is a party or by which it is bound.

(b) Except as set forth on the RSI Disclosure Schedule or in the SEC Documents, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating RSI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of RSI, or obligating RSI to grant, issue, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

4.5. Compliance with Laws. RSI has not violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, Federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have an RSI Material Adverse Effect. RSI and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an RSI Material Adverse Effect.

4.6. SEC Documents. RSI has filed in a timely manner all documents that it was required to file with the Securities and Exchange Commission ("SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all rules and regulations thereunder, since the date on which RSI became subject to such reporting requirements. As of their respective filing dates, all documents filed by RSI with the SEC (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of RSI included in the SEC Documents (the "RSI Financial Statements") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The RSI Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of RSI and its Subsidiaries at the dates thereof and the results of operations and cash flows of RSI and its Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal adjustments).

4.7. Absence of Undisclosed Liabilities. Except as set forth in the RSI Disclosure Schedule, neither RSI nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities disclosed in the RSI Financial Statements and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since December 31, 2002 (the "RSI Balance Sheet Date") in the ordinary course of business consistent with past practice, and (iii) liabilities arising under this Agreement.

4.8. Absence of Changes or Events. Except as contemplated by this Agreement, since the RSI Balance Sheet Date no RSI Material Adverse Effect has occurred.

4.9. Litigation. Except as disclosed in the SEC Documents, there is no private or governmental action pending or, to the knowledge of RSI, threatened against RSI, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those actions which, individually and in the aggregate, would not have a RSI Material Adverse Effect. There is no action pending or, to the knowledge of RSI, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.10. Taxes. RSI has filed all material returns, estimates, information statements and reports relating to Taxes required to be filed prior to the Closing ("Returns"), and such Returns are true and correct and completed in accordance with applicable law. RSI has (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the RSI financial statements or being contested in good faith by appropriate proceedings), (C) accrued on the RSI financial statements all Taxes attributable to periods covered by such statements that are not yet due and payable, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future. RSI has not taken or agreed to take any action that is reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

4.11. Disclosure. No representation or warranty contained in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit, including, without limitation, the RSI Disclosure Schedule, furnished directly to BOS pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V.      COVENANTS OF BOS

     BOS covenants as follows:

5.1. Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing Date, BOS shall give to RSI and RSI's authorized representatives full access, during reasonable business hours and upon reasonable advance written notice specifying the requested information, in such a manner as not unduly to disrupt the normal business activities of BOS, to any and all of the properties, documents, books, records, commitments and affairs of BOS. BOS shall furnish to RSI any information pertaining to BOS as RSI may from time to time reasonably request. BOS shall also provide or cause to be made available to RSI at BOS's expense such copies or extracts of documents and records related to BOS as RSI reasonably may reasonably request.

5.2. Conduct of the Business Prior to Closing Date. Except as otherwise consented to or approved by RSI in writing or as required or contemplated by this Agreement, between the date of this Agreement and the Effective Time:

(a) The business of BOS shall be operated only in the ordinary course consistent with past practices (including, without limitation, its normal accounts receivable and payable practices) and in compliance with all applicable laws and regulations. BOS shall use commercially reasonable efforts to preserve and maintain BOS's goodwill, including relationships with employees, suppliers and customers; provided that such efforts shall not require BOS to breach any of its other covenants hereunder. BOS shall maintain quantities of inventories in a manner consistent with prior practice. In addition, BOS shall maintain records and books of account consistent with past practices and to continue to carry all of the insurance for its business described in the Disclosure Schedule.

(b) Without the prior written consent of RSI or Merger Sub, which consent shall not be unreasonably withheld or delayed, BOS shall not take any of the following actions:

        (i) incurring or becoming subject to, or agreeing to incur or become subject to, any material obligation or liability (absolute or contingent, accrued or unaccrued) related to BOS, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices and provided specifically that BOS shall not enter into any loan or extension of loan with respect to any real or personal property or otherwise for the business of BOS;

        (ii) mortgaging, pledging, granting or assuming any Lien, charge or any other encumbrance, or the agreeing so to do, in respect to any of BOS's assets except in each case in the ordinary course of business consistent with past practices or where such matter arises by operation of law;

        (iii) waiving or compromising any material rights of, or any material debt owed to, BOS;

        (iv) entering into any transactions other than in the ordinary course of business consistent with past practices;

        (v) increasing the rate of compensation payable or to become payable to any of the officers, employees or agents of BOS, whether in the form of salary, bonus, severance or termination, options, warrants, benefits or other form of compensation in any form;

        (vi) terminating or amending any Material Contract except as expressly required by such Contract's own terms;

        (vii) through negotiation or otherwise, making any commitment or incurring any liability or obligation to any labor organization;

        (viii) change the application of accounting principals with respect to the business of BOS or any of BOS's assets or liabilities, (including without limitation, any change in depreciation or amortization policies or rates and/or writing down the value of inventory or writing off notes or accounts receivables);

        (ix) making any capital expenditures or entering into commitments for capital expenditures exceeding the aggregate amount of $1,000;

        (x) commencing or settling any litigation except those related to insured claims or arising in the ordinary course of business consistent with past practices;

        (xi) declaring or paying any dividend or making any distribution on its capital stock or redeeming, purchasing or otherwise acquiring any of its capital stock;

        (xii) discharging or satisfying any Lien or encumbrance or paying any obligation or liability (absolute or contingent) other than as called for by the Agreement or current liabilities in the ordinary course of business;

        (xiii) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

        (xiv) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to RSI;

        (xv)      split, combine or reclassify any shares of its capital stock;

        (xvi) issue any capital stock or options, warrants or rights to purchase or acquire capital stock or change the terms of any such outstanding securities, except that BOS may issue capital stock upon the exercise of options, warrants or rights outstanding as of the date of this Agreement;

        (xvii) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

        (xviii) permitting BOS to dispose of any interest in any assets except for disposals of current assets made in the ordinary course of business and on arms length terms;

        (xix) permitting BOS to pay any consulting fees, management charges or other similar payments to any of its stockholders, except in the ordinary course of business and consistent with BOS's past practices, or to enter into any material transaction with or for the benefit any of its stockholders; or

        (xx) take or agree to take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

5.3. Advise of Developments. BOS shall have a continuing obligation after the date of this Agreement through the Effective Time to advise RSI and Merger Sub of all material matters concerning the business of BOS, including any contemplated Contract, arrangement or undertaking by BOS which is not in the ordinary course of business or otherwise prejudicial to the interests of BOS or RSI in any material respect.

5.4.     No Solicitation.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article X, BOS will not, nor will it authorize or permit any of its officers, directors, affiliates, agents or employees or any investment banker, attorney or other advisor or representative retained by any of them (each, a "Representative") to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(a) by any Representative of BOS shall be deemed to be a breach of this
         Section 5.4(a) by BOS.

(b) In addition to the obligations of BOS set forth in Section 5.4(a) above, BOS as promptly as practicable, and in any event within 24 hours, shall advise RSI orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which BOS reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. BOS will keep RSI informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal made by a Third Party (as defined below) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from BOS or acquisition by any Person (or any group of Persons acting in concert for the specific purpose of allowing BOS to evade the provisions of this Section 5.4) other than BOS, RSI or Merger Sub or any affiliate thereof, (a "Third Party") of 15% or more of the total outstanding voting securities of BOS or any tender offer or exchange offer that if consummated would result in any Third Person (or its stockholder) beneficially owning 15% or more of the total outstanding voting securities of BOS; (ii) any merger, consolidation, business combination or similar transaction involving BOS; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of BOS; (iv) any liquidation or dissolution of BOS; or (v) the acquisition by a Third
         Party (or potential acquisition upon the completion of a transaction or series of related transactions) of control of the board of directors of BOS or the election or appointment of nominees of a Third Party (or the ability of a Third Party to elect or appoint its nominees) to a majority of the seats on the board of directors of BOS.

5.5.     Stockholder Approval; Releases.

(a) BOS shall solicit from the BOS Stockholders an unconditional release, in a form reasonably satisfactory to RSI, of all claims arising under or relating to their status as BOS Stockholders.

5.6.     Tax Matters.

(a) BOS will use commercially reasonable efforts to take such actions as may be necessary to cause the Merger to be treated as a reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

(b) With respect to the cessation of BOS's distinct, independent corporate existence as a result of the Merger, the BOS Parties will prepare, execute and cause to be timely made with respect to each relevant taxing authority such final filings as are required or appropriate in the opinion of RSI and subject to the review and approval of RSI regarding the substance and presentation of such filings.

5.7. Publicity. BOS agrees that it shall not make any public announcement with respect to this Agreement or any other matter relating to the Merger prior to the Closing without the prior written consent of RSI, provided, however, that BOS may make such disclosures or statements as it reasonably believes may be required by law, regulation or rule of any governmental authority or any stock exchange after providing RSI with advance notice of such disclosure, to the extent reasonably practicable.

5.8. Confidential Information. BOS and its Representatives shall not use or disclose any Confidential Information (defined below) of RSI or its Affiliates, or any summary thereof or work product derived there from, to any third party (other than their respective representatives for the purpose of the Transaction)
(i) without RSI's express written consent or (ii) pursuant to court order or other legal requirement or obligation to disclose. All such Confidential Information, and any summary or work product derived thereof, shall be used exclusively in connection with the Merger, and BOS agrees that in the event of the termination this Agreement to return all such Confidential Information delivered to it or its Representatives and any summary or work product derived thereof or to destroy same and certify to its destruction under penalty of perjury. "Confidential Information" means any information, data, idea, process, know-how or other Intellectual Property that derives actual or potential economic value from not being generally known. The term "Confidential Information" does not include information or data that (i) is or becomes generally available to the public other than through a breach hereof, (ii) was within the receiving party's possession prior to its being furnished by RSI or its Affiliates, (iii) becomes available on a non-confidential basis from a source other than RSI or its Affiliates, or (iv) was independently created by BOS without reference to the Confidential Information. If BOS or its Representatives are legally compelled to disclose any Confidential Information, BOS shall give notice of such disclosure obligation to RSI as far in advance of disclosure as reasonably practicable and shall disclose only that portion of Confidential Information as must be disclosed.

5.9. Transfer of Certain Assets. Prior to the Effective Time, BOS shall have transferred title or leasehold interest, as the case may be, and possession of the assets listed in Schedule 5.9 from BOS and to Mr. Beck, personally, or his willing designee, such that BOS retains no further right, title, interest, or obligation with respect to any such vehicle, shall have caused the associated financing and/or lease obligation to be assigned to Daniel Beck, personally, or his willing designee, and shall have caused the associated insurance policies to have been cancelled or modified, as appropriate, such that none of the vehicles appears as an insured vehicle under any of BOS's insurance policies and such that any refund or rebates with respect to the balance of coverage periods have been paid or credited to BOS.



ARTICLE VI.           COVENANTS OF RSI AND MERGER SUB

     Each of RSI and Merger Sub covenants as follows:

6.1. Tax Matters. RSI will use commercially reasonable efforts to take such actions as may be necessary to cause the Merger to be treated as a reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

6.2. Publicity. RSI agrees that it shall not make any public announcement with respect to this Agreement or any other matter relating to the Merger prior to the Closing without the prior written consent of BOS, provided, however, that RSI may make such disclosures or statements as it reasonably believes may be required by law, regulation or rule of any governmental authority or any stock exchange after providing BOS with advance notice of such disclosure, to the extent reasonably practicable.

6.3. Confidential Information. RSI and its Representatives shall not use or disclose any Confidential Information of BOS or its Affiliates, or any summary thereof or work product derived there from, to any third party (other than their respective representatives for the purpose of the Transaction) (i) without BOS's express written consent or (ii) pursuant to court order or other legal requirement or obligation to disclose. All such Confidential Information, and any summary or work product derived thereof, shall be used exclusively in connection with the Merger, and RSI agrees that in the event of the termination this Agreement to return all such Confidential Information delivered to it or its Representatives and any summary or work product derived thereof or to destroy same and certify to its destruction under penalty of perjury. If RSI or its Representatives are legally compelled to disclose any Confidential Information, RSI shall give notice of such disclosure obligation to BOS as far in advance of disclosure as reasonably practicable and shall disclose only that portion of Confidential Information as must be disclosed.

6.4. Reservation of Shares. RSI agrees that it will reserve for issuance that number of shares of RSI Stock equal to the Base Stock Consideration and the Contingent Stock Consideration that may be issued in the Merger.


ARTICLE VII.         CONDITIONS TO THE OBLIGATIONS OF RSI AND MERGER SUB

     Except as otherwise specifically set forth herein or as contemplated by this Agreement, all obligations of RSI and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

7.1. Representations and Warranties True at Closing. The representations and warranties of the BOS Parties contained in this Agreement shall be deemed to have been made again as of the Closing Date and shall then be true in all material respects.

7.2. Stockholder Approval and Release. The BOS Stockholders, including the Trust and the Becks, shall have approved the Merger and executed and delivered unconditional releases, in a form reasonably satisfactory to RSI, of all claims arising under or relating to their status as BOS Stockholders or beneficiaries, trustees or grantors of the Trust.

7.3. Employment Agreement. Mr. Beck shall have executed and delivered to RSI and Merger Sub an Employment Agreement substantially in the form attached hereto as Exhibit 7.3, and each officer and director of BOS shall deliver a letter of resignation from their position(s) as officers and/or directors of BOS, respectively, effective as of the Effective Time.

7.4. No Dissenting Shares. At Closing, 100% of the issued and outstanding shares of BOS common stock shall have been voted in favor of the Merger and no shares shall be eligible for appraisal rights of any kind.

7.5. Covenants Performed by BOS. The covenants and obligations of BOS to be performed on or before the Closing Date shall have been duly performed and complied with in all material respects.

7.6. Material Assignments, Transfers etc.. Assignments, authorizations, and instruments of transfer, as appropriate and in a form satisfactory to RSI, with respect to all Bank Accounts, Real Property interests, Insurance Policies, and Material Contracts shall be delivered to RSI such that no action, if any at all, other than execution by RSI or the Surviving Corporation is necessary to vest in RSI or the Surviving Corporation, on a de novo basis or as a successor in interest, all right, title and interest held by BOS immediately prior to Closing with respect to such items.

7.7. Credit Arrangement. RSI, at least 10 days prior to Closing, shall have received the written consent of Wells Fargo New Mexico, N.A. ("Wells Fargo") with respect to the Merger and with respect to the assumption by the Surviving Corporation of the BOS rights and obligations under existing financial accommodations extended by Wells Fargo to BOS and specifically under the certain Promissory Notes and related loan documentation listed in Schedule 7.7 hereto (the "Assumed Loans"), and to the substitution of RSI for the Becks as guarantor with respect to the Assumed Loans, or shall have received such other written commitment from Wells Fargo as is satisfactory to RSI with regard to such matters.

7.8. No Action to Prevent Completion. There shall not have been instituted and be continuing or threatened any claim, action or proceeding which could have a Material Adverse Effect on BOS, nor shall there have been instituted and be continuing or threatened any such claim, action or proceeding to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement or which might have a Material Adverse Effect on the right of RSI or Merger Sub after the Closing Date to own the assets or to operate the business of BOS.

7.9. Authority Relating to this Agreement. All corporate and other proceedings required to be taken by or on behalf of BOS to authorize BOS to execute, deliver and carry out this Agreement shall have been duly and properly taken.

7.10. BOS Certificate. RSI and Merger Sub shall have received a certificate of BOS, dated as of the Closing Date and substantially in the form attached hereto as Exhibit 7.10, certifying to the fulfillment of the conditions specified in this Article VII and certifying that, since the date hereof, there have been no events or changes of circumstances that have had, or would be reasonably likely to have, a Material Adverse Effect on BOS (the "BOS Certificate").

7.11.    Regulatory Approvals.

(a) All necessary approvals under Federal and state securities laws and other authorizations relating to the issuance of the RSI Stock to be issued to the BOS Stockholders in connection with the Merger shall have been received.

(b) No preliminary or permanent injunction or other order by any Federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Articles of Merger with the PRC, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Federal or state governmental body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon RSI or its subsidiaries or BOS), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

7.12. Failure of Conditions. Subject to Section 1.1, in the event any one or more of the conditions set forth in this Article VII is not satisfied in all respects (i) within the dates required, and in any event, within 48 hours before the Closing Date, and (ii) as of the Closing Date, then either RSI or Merger Sub, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent or (ii) to terminate this Agreement pursuant to Section 10.2.


ARTICLE VIII.          CONDITIONS TO THE OBLIGATIONS OF BOS

     Except as otherwise specifically set forth herein, all obligations of BOS under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions:

8.1. Representations and Warranties True at the Closing. The representations and warranties of RSI and Merger Sub contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects.

8.2. Covenants Performed by RSI and Merger Sub. Each of the covenants and obligations of RSI and Merger Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

8.3. Authority Relating to this Agreement. All corporate and other proceedings required to be taken by or on behalf of RSI and Merger Sub to authorize RSI and Merger Sub to execute, deliver and carry out this Agreement, shall have been duly and properly taken.

8.4. No Action to Prevent Completion. There shall not have been instituted and be continuing or threatened any claim, action or proceeding to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement or which would have a Material Adverse Effect on RSI.

8.5. Certificate of RSI. BOS shall have received a certificate of an officer of RSI and Merger Sub, dated as of the Closing Date and substantially in the form attached hereto as Exhibit 8.5, certifying to the fulfillment of the conditions specified in this Article VIII and certifying that, since the date hereof, there have been no events or changes of circumstances that have had, or would be reasonably likely to have, a Material Adverse Effect on RSI. ("RSI's Certificate")

8.6.     Regulatory Approvals.

(a) All necessary approvals under Federal and state securities laws and other authorizations relating to the issuance of the RSI Stock to be issued to the BOS Stockholders in connection with the Merger shall have been received.

(b) No preliminary or permanent injunction or other order by any Federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Articles of Merger with the PRC, all Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Federal or state governmental body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon RSI or its subsidiaries or BOS), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

8.7. Failure of Conditions. In the event any one or more of the conditions set forth in this Article VIII is not satisfied in all material respects (i) within the dates required, and in any event, within 48 hours before the Closing Date, and (ii) as of the Closing Date, then BOS, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent or (ii) to terminate this Agreement pursuant to Section 10.


ARTICLE IX.           INDEMNIFICATION

9.1. Indemnification. Subject to the limitations set forth in this Article IX, the BOS Parties, shall jointly and severally from and after the Effective Time indemnify, defend, and hold harmless each of RSI and the Surviving Corporation, and their respective directors, officers and affiliates and successors and permitted assigns (each an "Indemnitee" and, collectively, the "Indemnitees") from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, fines, costs and expenses (including without limitation the amount of any compromise or settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto, but net of insurance proceeds paid to the party incurring such loss) (collectively, "Damages") that any Indemnitee may sustain, suffer or incur and which result from, arise out of, are caused by a breach of any representation, warranty, covenant or agreement made by or to be performed by any of the BOS Parties in this Agreement or schedule hereto or in any agreement or instrument executed and delivered by any of the BOS Parties pursuant hereto.


ARTICLE X.             Termination

10.1. Mutual Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a)      by the written agreement of the parties hereto; or

(b) by either RSI or BOS if the Closing has not occurred by June 30, 2003; provided that neither party may terminate this Agreement pursuant to this Section 10.1(b) if such party is or has been within the preceding 30 days in breach of any material representation, warranty or covenant hereunder.

10.2. Termination by RSI and Merger Sub. This Agreement may be terminated by RSI and Merger Sub:

(a) if the Board of Directors of BOS shall have withheld, withdrawn or modified in a manner adverse to RSI its recommendation in favor of approval and adoption of this Agreement and approval of the Merger; or any shares of BOS Stock are not voted in favor of the Agreement and the Merger,

(b) if any of the BOS Parties shall have amended or updated the BOS Disclosure Schedule such that the amended or updated information, relative to the information it amends or updates or in and of itself, constitutes a BOS Material Adverse Effect, or

(c) if there exists a breach or breaches of any representation or warranty of BOS contained in this Agreement such that the Closing conditions set forth in Article VII would not be satisfied.

10.3.    Termination by BOS.  This Agreement may be terminated by BOS if

(a) there exists a breach or breaches of any representation or warranty of RSI or Merger Sub contained in this Agreement such that the Closing conditions set forth in Article VIII would not be satisfied and such circumstance continues uncured through June 30, 2003, or

(b) if any of RSI or the Merger Sub shall have amended or updated the RSI Disclosure Schedule such that the amended or updated information, relative to the information it amends or updates or in and of itself, constitutes a RSI Material Adverse Effect.

10.4. Notice of Termination; Effect of Termination. Any termination of this Agreement under Sections 10.2 and 10.3 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. Nothing herein shall relieve any party from liability for any willful breach of this Agreement.

10.5. Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX:

(a) Except as set forth in this Section 10.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) Within one business day following the termination of this Agreement pursuant to Section 10.2(a) hereof, BOS shall pay to RSI $50,000, plus RSI's documented legal, accounting and other fees and expenses incurred in connection with the Merger and this Agreement.

(c) BOS acknowledges that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, RSI would not enter into this Agreement; accordingly, if BOS fails to pay in a timely manner the amounts due pursuant to this Section 10.5, and, in order to obtain such payment, RSI makes a claim that results in a judgment against BOS for the amounts set forth in this Section 10.5, BOS shall pay to RSI its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 10.5 at the prime rate of Wells Fargo Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 10.5 shall not be in lieu of damages incurred in the event of breach of this Agreement.



ARTICLE XI.           MISCELLANEOUS

11.1. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that the rights and duties of BOS under this Agreement may not be assigned without the consent of RSI.

11.2. Further Assurances. Each party will from time to time subsequent to the Closing Date, at the other party's reasonable request and without further consideration, execute and deliver such other instruments of conveyance, assignment, provide such materials and information and transfer and take such other actions as such party may reasonably request in order to accomplish the intents and purposes of this Agreement.

11.3. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by overnight courier, or five days after the date of mailing if mailed by first class mail, registered or certified, postage prepaid. Notices shall be addressed as follows:

If to RSI or Merger Sub at:

         Reconditioned Systems, Inc.

         444 West Fairmont

         Tempe, AZ  85282

         ATTN:  Dirk Anderson

         Fax: 480-894-1907



with a copy to:

         Michael B. Pisani

         Michael B. Pisani, P.C.

         Affiliate, Broadview Law Group

         920 Ford Street, Suite 210

         West Conshohocken, PA  19428

         ATTN:  Michael Pisani, Esq.

         Fax:  610-828-0517



If to BOS:

         Beck Office Systems, Inc.

         5300 Eagle Road Avenue NE

         Albuquerque, NM  87113

         ATN:  Daniel Beck

         Fax:  505-883-3116

with a copy to:

         F. Vaughn Thomas &  Associates, P.A.
         P. O. Box 21580
         Albuquerque, NM 87154 Fax: 505-837-2141

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this Section 12.3.

11.4. Entire Agreement and Modification. This Agreement, the exhibits and schedules attached hereto, the Disclosure Schedule and the other documents to be entered into pursuant to this Agreement constitute and contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, warranties, understandings and agreements between the parties respecting the subject matter hereof, including without limitation the Letter of Intent dated March 13, 2003 executed by RSI and BOS.

11.5. Survival of Terms. No representations or warranties contained in this Agreement, or in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement, shall survive the Closing, except for: (A) the representations and warranties of BOS in Section 3.21 shall survive the Closing until the expiration of the applicable statute(s) of limitations, and (B) the terms and conditions of Sections 5.7, 5.8, and 6.4 and Articles IX, X and XI shall survive any termination of this Agreement and shall be enforceable by each party against the other party.

11.6. Waiver. The waiver by any party hereto of any breach of any representation or warranty or failure to perform or comply with any covenant or obligation by another party (a) shall be in writing; (b) shall not be deemed to extend to any prior or subsequent breach, default or failure hereunder by such other party; and (c) shall not affect in any way any rights, including without limitation any right to indemnification, arising by virtue of any such prior or subsequent breach, default or failure by such party.

11.7. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico, excluding those laws directing the application of the laws of another jurisdiction. Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state court of competent jurisdiction within the County of Bernalillo or the U.S. District Court for the District of New Mexico (each, a "New Mexico Court"), and further agrees not to plead that any claim brought before a New Mexico Court has been brought in an inconvenient forum.

11.8. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

11.9. Headings. The headings appearing at the beginning of several sections contained herein have been inserted for the convenience of the parties, and shall not be used to determine the construction or interpretation of this Agreement.

11.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

11.11. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New Mexico court, this being in addition to any other remedy to which such party may be entitled at law or in equity.

11.12. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the BOS Stockholders, provided, however, that after any such stockholder approval, no amendment shall be made that requires the further approval of the BOS Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above set forth.

RECONDITIONED SYSTEMS, INC.




By:      /S/ Scott W. Ryan
         --------------------------------------------
         Scott W. Ryan,
         Chairman

RSI ACQUISITION SUB, INC.




By:      /S/ Scott W. Ryan
         --------------------------------------------
         Scott W. Ryan,
         Chairman

BECK OFFICE SYSTEMS, INC.



By:      /S/ Daniel R. Beck
         ---------------------------------------
         Daniel R. Beck, President

DANIEL R. BECK AND MARJORIE L. BECK REVOCABLE LIVING TRUST UTA 09-04-01




By:      /S/ Daniel R. Beck
         ---------------------------------------
         Daniel R. Beck, Trustee

DANIEL R. BECK                                    MARJORIE L. BECK



/S/ Daniel R. Beck                                /S/ Majorie L. Beck
Daniel R. Beck, individually                      Marjorie L. Beck, individually

                             EXHIBITS AND SCHEDULES


Exhibit 1.2  Articles of Merger


Exhibit 3.1 Articles of Incorporation, Bylaws
BOS Articles of Incorporation
BOS Bylaws

Exhibit 3.9
BOS Unaudited Financial Statements

Exhibit 7.2
Form of General Release

Exhibit 7.3
Form of Employment Agreement; Daniel Beck Employment Agreement/Beck Office Systems, Inc. (Surviving Corporation)

Exhibit 7.7
BOS Certificate

Exhibit 8.5
RSI Certificate

Schedule 3.0 - BOS Disclosure Schedule

Schedule 4.0 - RSI Disclosure Schedule

Schedule 5.9 - Transfer of Certain Assets

Schedule 7.7 - Assumed Loans

                             BOS DISCLOSURE SCHEDULE


3.4            Stockholders; Optionees.

         Daniel R. Beck and Marjorie L. Beck
         Revocable Living Trust UTA dated 09-04-01   10,000 Shares

3.12     Bank Accounts.



Bank                         Type                       Account #                  Signers
---------------------------- -------------------------- -------------------------- --------------------------

Wells Fargo                  Checking                   104-7512873                *
Wells Fargo                  Savings                    404-8016098                *
Wells Fargo                  Payroll Account            106-0465922                *
Wells Fargo                  Note Payable               0797468211                 Daniel Beck
Wells Fargo                  Master Card Account        5474-6401-3059-9656        Daniel Beck
Capital One                  Visa Account               4305-7217-3268-0330        Daniel Beck
Citibank                     Master Card Accounts       various                    various
Advanta                      Credit Card                5475-8423-7340-0001        Daniel Beck

* Authorized signers: Daniel Beck, Majorie Beck, Dave Thomas, Greg King, & Carl Grending

3.13.  Personal Property.

         See Tax Future Depreciation Schedule attached.

3.14.    Real Property.

1.       Owned - None

2.       Leased
a.       5300 Eagle Rock Avenue NE, Albuquerque, NM
b.       2650 E. Broadway, Tucson, AZ
c.       2103 E. 19th St., Tucson, AZ
d.       1925 Bellamah NW, Albuquerque, NM
e.       1803 Commercial NE, Albuquerque, NM

3.15     .   Patents, Trademarks, Trade Names and Copyrights.

         None.

3.16.      Warranties.

        See Assurance of Quality attached.

3.18.       Employee Matters.

a)       Sales Compensation Plan
b)       Paid Time Off (PTO) Plan
c)       Cimarron HMO Coverage
d)       HealthNet PPO Coverage
e)       Delta Dental Coverage
f)       Hartford Life Insurance Coverage
g)       VSP Vision Coverage
h)       Section 125 Plan
i)       First Mercantile Trust 401K Plan
j)       Tuition Reimbursement Plan
k)       Credit Union Membership
l)       Health Club Membership
m)       Vacation Plan

3.19.       Insurance.


Carrier                        Policy Type             Coverage                                  Expiration

Hartford Underwriters          Business Personal       Limits vary by location/ $500 Ded.           10/21/2003
                                      Property          90% Co-insurance

Hartford Underwriters          General Liability       4,000,000 General Aggregate                  10/21/2003
                                                       2,000,000 Personal Injury
                                                       300,000 Fire
                                                       10,000 Medical
                                                       150,000 Blanket A/r, Computer Media,
                                                       Valuable papers, Property of Others
                                                       25,000 Employee Dishonesty
                                                       10,000 Laptop Computers

Hartford Underwriters          Umbrella                1,000,000/2,000,000                          10/21/2003
                                                       10,000 self-insured retention

Hartford Underwriters          Auto                    1,000,000 Combined limit                     10/21/2003
                                                       5,000 Medical
                                                       100,000 U/M
                                                       $500 Deductible

Fireman's Fund Insurance       Inland Marine           150,000 limit                                10/21/2003
                                                       $500 Deductible

Benchmark Insurance            Workers' Comp           $500,000 limit                                 4/7/2003





Prudential Insurance           Key Man Policies
                                - Daniel Beck          $100,000/$50,000 Payable to BOS           4/1/03
                               -  Daniel Beck           TO BE PROVIDED
                                - Carl Grending        $100,000/$50,000 Payable to BOS           4/1/03
                                - Greg King            $100,000/$50,000 Payable to BOS           4/1/03
                                - Roni Caudill         $100,000/$50,000 Payable to BOS           4/1/03
                                - Dave Thomas          $100,000/$50,000 Payable to BOS           4/1/03

CIGNA                          Key Man Policy
                                - Bill Duncan          $190,000/$50,000 Payable to BOS           4/1/03

Claims greater than $50,000 since 1999: None

3.20.         Taxes.

a)       U.S. Corporation Income Tax
b)       Arizona Corporation Income Tax
c)       New Mexico Corporate Income & Franchise Tax
d)       Arizona Business Property Tax
e)       Arizona Transaction Privilege, Use and Severance Tax
f)       New Mexico Employer's Quarterly Wage & Contribution Tax
g)       Arizona Unemployment Tax
h)       Arizona Quarterly Withholding Tax
i)       New Mexico Withholding Tax
j)       Federal Unemployment Tax
k)       City of Tucson Business Privilege Tax
l)       New Mexico Gross Receipts Tax
m)       Bernalillo County Personal Property Business Equipment Tax

3.21.         Material Contracts.

      Notes and Leases Payable:

a)       Wells Fargo Note Payable dated 9/20/00
b)       Wells Fargo Line of Credit dated 2/28/03
c)       Wells Fargo Vehicle Loan dated 12/02/00
d)       Wells Fargo Vehicle Loan dated 5/15/00
e)       GMAC Vehicle Loan dated 9/16/99
f)       Ford Motor Credit Vehicle Loan 6/25/99
g)       Isuzu Finance Vehicle Loan dated 12/7/00
h)       Isuzu Finance Vehicle Loan dated 3/14/02
i)       Isuzu Finance Vehicle Loan dated 2/28/02
j)       Daimler Chrysler Services Vehicle Loan 5/01/02
k)       US New Mexico Federal CU Vehicle Loan dated 8/27/01
l)       Bank of America Vehicle Loan dated 11/08/01
m)       Toshiba Copier Lease dated 2/11/02
n)       Compaq Computer Lease dated 4/22/02
o)       Ascom Postage Meter Lease dated 9/12/01
p)       Ford Motor Credit Vehicle Lease dated 6/26/00

      Leases as Leasee:

a)       DataCom Sciences Lease dated 7/15/02
b)       Camco Realty Lease dated 5/28/02

      Dealer Agreements:

a)                 Kimball Dealer Sales Agreement
b)                 National Dealer Sales Agreement

      Miscellaneous Contracts and Agreements:

a)       A-Tech Security
b)       SW Cyberport Website hosting
c)       DEX Yellow Page Advertising
d)       Verizon Wireless cellular phones
e)       Contact Wireless pagers
f)       Pension Planning Consultants, Inc.
g)       Karen Bond, Action Group
h)       Ceredian CobraServ
i)       Heads Up Landscaping
j)       Sound Stategies

                             RSI DISCLOSURE SCHEDULE


No Disclosures required.

                    Schedule 5.9 - Transfer of Certain Assets

Item Description                                Item Identification #
Fiesta Motorhome Ford                           1FCLF53SX10A13247
2002 Jeep Liberty PU                            1J4GL58K92W119068
Desktop computer, printer, zip drive            ************************

                          SCHEDULE 7.7 - ASSUMED LOANS

Promissory Note: Principal Amount - $250,000; Loan Date - February 28, 2003; Maturity - February 29, 2004; Loan No. 42; Account No. 0797468211; Borrower - Beck Office Systems, Inc.; Lender - Wells Fargo Bank New Mexico, N.A..

Promissory Note: Principal Amount - $465,412; Loan Date - September 20, 2000; Maturity - September 15, 2005; Loan No. 18; Account No. 0797468211; Borrower - Beck Office Systems, Inc.; Lender - Wells Fargo Bank New Mexico, N.A..

Business Loan Agreement: Date - February 28, 2003; Borrower - Beck Office Systems, Inc.; Lender - Wells Fargo Bank New Mexico, N.A.
(Superceding Business Loan Agreement: Date - January 11, 2002; Borrower - Beck Office Systems, Inc.; Lender - Wells Fargo Bank New
Mexico, N.A.)

Commercial Guaranty: Maximum Amount - Unlimited; Grant Date - February 28, 2003; Termination - None (continuing); Guarantor - Daniel R. Beck; Borrower - Beck Office Systems, Inc.; Lender/Grantee - Wells Fargo Bank New Mexico, N.A. (Superceding Commercial Guaranty: Maximum Amount - $724,000; Grant Date - September 20, 2000; Termination - None (continuing); Guarantor - Daniel R. Beck; Borrower - Beck Office Systems, Inc.; Lender/Grantee - Wells Fargo Bank
New Mexico, N.A.)

Commercial Security Agreement: Agreement Date - November 20, 2000; Secured Amount - $465,412 (Loan No. 18; Account No. 0797468211);
Termination - none (continuing); Borrower/Grantor - Beck Office Systems, Inc.; Lender/Grantee - Wells Fargo Bank New Mexico, N.A.